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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No: ______)*



                               Enova Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29355M200
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 15, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29355M200

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          GAM Holding AG
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  .................................................................
          (b)  .................................................................
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization

          Switzerland
--------------------------------------------------------------------------------
Number of               5.     Sole Voting Power
Shares                  --------------------------------------------------------
Beneficially            6.     Shared Voting Power
Owned by                       789,000
Each Reporting          --------------------------------------------------------
Person With*            7.     Sole Dispositive Power
                        --------------------------------------------------------
                        8.     Shared Dispositive Power
                               789,000
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          789,000
--------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          5.33%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)  HC
--------------------------------------------------------------------------------

*GAM Holding AG disclaims beneficial ownership of such securities.

Item 1.
        (a) Name of Issuer   Enova Systems, Inc.
--------------------------------------------------------------------------------
        (b) Address of Issuer's Principal Executive Offices
            19850 South Magellan Drive, Torrance, California 90502
--------------------------------------------------------------------------------

Item 2.
        (a) Name of Person Filing
            GAM Holding AG
--------------------------------------------------------------------------------
            Address of Principal Business Office or, if none, Residence
        (b) Klaustrasse 10, 8008 Zurich, Switzerland
--------------------------------------------------------------------------------
        (c) Citizenship
            Switzerland
--------------------------------------------------------------------------------
        (d) Title of Class of Securities
            Common Stock
--------------------------------------------------------------------------------
        (e) CUSIP Number
            29355M200
--------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     [ ] (a) Broker or dealer  registered  under  section  15 of the Act (15
             U.S.C. 78o).

     [ ] (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     [ ] (c) Insurance  company as defined in section 3(a)(19) of the Act (15
             U.S.C. 78c).

     [ ] (d) Investment  company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C 80a-8).

     [ ] (e) An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

     [ ] (f) An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);

     [ ] (g) A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

     [ ] (h) A savings associations as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C. 1813);

     [ ] (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     [ ] (j) Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

--------------------------------------------------------------------------------
         (a) Amount beneficially owned: 789,000
--------------------------------------------------------------------------------
         (b) Percent of class: 5.33%

The percentage used herein was calculated based upon a total of 14,792,000 shares of the Company's Common Stock isueed and outstanding as of May 10, 2006, as set forth in the Company's Form 10-K for the quarterly period ended March 31, 2006.
--------------------------------------------------------------------------------
         (c) Number of shares as to which the person has:

             (i)    Sole power to vote or to direct the vote
--------------------------------------------------------------------------------
             (ii)   Shared power to vote or to direct the vote           789,000
--------------------------------------------------------------------------------
             (iii)  Sole power to dispose or to direct the disposition of
--------------------------------------------------------------------------------
             (iv)   Shared power to dispose or to direct the
                    disposition of                                       789,000
--------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

GAM International Management Limited
GAM London Ltd.

This report is filed by GAM Holding AG, a holding company registered in Switzerland. GAM International Management Limited ("GIML") and GAM London Limited ("GAM London") are wholly-owned subsidiaries of GAM Holding AG. GIML is the investment adviser of GAM UK Diversified and GAM London is the investment adviser of GAM Exempt Trust and St. James's Place Recovery Unit Trust (collectively, the "Funds") and therefore indirectly own the 789,000 shares of Common Stock in Enova Systems, Inc. of which the Funds hold.

Item 8.  Identification and Classification of Members of the Group

Not Applicable

Item 9.  Notice of Dissolution of Group

Not Applicable

Item 10. Certification

         The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     08/02/07
                       -----------------------------------
                                      Date

                                /s/ Hans De Gier
                       -----------------------------------
                                    Signature

                       Hans De Gier, Chairman of the Board
                       -----------------------------------
                                   Name/Title

                                     07/13/07
                       -----------------------------------
                                      Date

                                 /s/ David Solo
                       -----------------------------------
                                    Signature

                              David Solo, Director
                       -----------------------------------
                                   Name/Title

                                     08/02/07
                       -----------------------------------
                                      Date

                               /s/ Bernard Hodler
                       -----------------------------------
                                    Signature

                            Bernard Hodler, Director
                       -----------------------------------
                                   Name/Title